Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2016 Fourth Quarter and Full-Year Financial Results

Stroudsburg, PA. – October 26, 2016 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) today announced financial results for fiscal three and twelve months ended September 30, 2016. The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.77 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia.

The Company reported net income of $1.5 million, or $0.14 per diluted share, for the fourth quarter ended September 30, 2016, compared with net income of $2.3 million, or $0.22 per diluted share, for the same quarter last year. For the year ended September 30, 2016, the Company reported net income of $7.7 million or $0.73 per diluted share, compared to $9.8 million or $0.93 per diluted share for the comparable period in 2015.

Results for the year ended September 30, 2016, include the acquisition of Eagle National Bank (“ENB”), which was completed on December 4, 2015. Non-recurring merger related charges were $245,000, or $0.02 per diluted share (after-tax), for the year ended September 30, 2016 compared with $285,000, or $0.02 per share for the comparable period in 2015.

HIGHLIGHTS

•	Total interest income in the fourth quarter of 2016, primarily reflecting year-over-year loan growth, was $14.7 million, up 10.1% from $13.3 million for the three months ended September 30, 2015. Total interest income for the year ended September 30, 2016 increased 7.7% to $58.4 million compared to $54.2 million for the fiscal year ended September 30, 2015.

•	Interest expense management and net earning asset growth contributed to net interest income of $11.7 million in the fourth quarter of 2016 up from $10.7 million for the comparable period in 2015. Net interest income for the 2016 year increased 7.2% to $46.9 million compared to $43.8 million for the comparable period in 2015.

•	Core deposits rose to 58% of total deposits at September 30, 2016, compared with 46% of total deposits at September 30, 2015.

•	Total net loans at September 30, 2016 were $1.22 billion, up 10.6% from September 30, 2015.

•	Lending activity in fiscal 2016 included the closing of a record $102.5 million in commercial loans.

•	With total assets increasing to $1.77 billion at September 30, 2016 from $1.61 billion at September 30, 2015, asset quality remained strong. Non-performing assets declined to 1.24% of total assets at September 30, 2016 from 1.41% at September 30, 2015.

•	Total interest-earning assets increased to $1.65 billion at September 30, 2016 from $1.50 billion at September 30, 2015, while total stockholders’ equity grew to $176.3 million at September 30, 2016 from $171.3 million at September 30, 2015.

“The Company had a great 2016 when we look at the amount and quality of the loans that we closed, yet growth has remained a challenge. A continued low interest rate environment and only modestly improving economic conditions have made businesses and individuals cautious about borrowing for expansion and more willing to pay off or refinance existing loans,” said Gary Olson, President and CEO. “In addition to growth challenges, a flattening yield curve throughout most of our fiscal year provided negative pressure on our net interest margin. Going forward, we have committed additional lending resources to gain more traction in our existing and newer markets to improve our growth opportunities.”

Fourth Quarter and Full-Year 2016 Income Statement Review

Driven by loan growth, total interest income rose to $14.7 million for the three months ended September 30, 2016 from $13.3 million for the three months ended September 30, 2015. Total interest income for the year of 2016 also increased compared with 2015.

Interest expense increased $372,000 for the fourth quarter of 2016 compared to the fourth quarter of 2015, primarily reflecting a larger base of deposits and increased borrowing activity. Increased costs of money market accounts and borrowed funds also contributed to the increase. The growth of lower-interest core demand deposits, which comprised 25.5% of total deposits at September 30, 2016, compared with 19.0% of total deposits at September 30, 2015, contributed to interest expense management. Total interest expense for the year of 2016 also increased compared with 2015 for the same primary reasons.

Net interest income increased 9.1% to $11.7 million for the three months ended September 30, 2016 from $10.7 million for the comparable period in 2015. Net interest income increased $3.1 million or 7.2% to $46.9 million for the fiscal year ended September 30, 2016 from $43.8 million for the comparable period in 2015.

The net interest margin for the fourth quarter of 2016 was 2.82%, compared with 2.88% for the previous quarter, and 2.85% for the fourth quarter of fiscal 2015. Declines in net interest spreads more than offset increases in net interest earning assets for the 2016 fiscal fourth quarter compared to the fourth quarter of 2015. Net interest margin was 2.89% for the 12 months ended September 30, 2016 compared with 2.96% for the 12 months ended September 30, 2015.

Based on appropriate reserving for increased lending activity and growth, the Company’s provision for loan losses increased to $750,000 for the three months ended September 30, 2016, compared with $575,000 for the three months ended September 30, 2015. The Company’s provision for loan losses increased to $2.6 million for the fiscal year ended September 30, 2016, compared with $2.1 million for the fiscal year ended September 30, 2015.

Noninterest income rose 7.2% to $2.4 million for the three months ended September 30, 2016, compared with $2.2 million for the three months ended September 30, 2015. Noninterest income increased $887,000 or 11.2%, to $8.8 million for the fiscal year ended September 30, 2016, compared with $7.9 million for the fiscal year ended September 30, 2015. The increases in the fourth quarter and year-end 2016 were primarily attributable to fees generated by deposit accounts and increased gain on sale of investments.

Noninterest expense increased 19.8% to $11.3 million for the three months ended September 30, 2016 compared with $9.4 million for the comparable period in 2015. The primary reasons for the increase included increases in compensation and employee benefits of $1.1 million, advertising of $275,000, professional fees of $271,000 and other expenses of $310,000. These increases primarily reflected the Company’s growth initiatives: new employees and additional facilities resulting from market expansion. Noninterest expense increased $6.0 million or 16.3% to $42.9 million for the year ended September 30, 2016 compared with $36.9 million for the comparable period in 2015. The increases were primarily due to the merger with ENB and market expansion efforts.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $165.9 million to $1.77 billion at September 30, 2016, from $1.61 billion at September 30, 2015. This increase was primarily due to the merger with ENB and increases in cash and cash equivalents.

Total deposits increased $118.1 million, or 10.8%, to $1.21 billion at September 30, 2016, from $1.10 billion at September 30, 2015. The merger with ENB was the primary reason for the increase in deposit accounts. During the same period, borrowings increased $39.6 million, reflecting the Company’s ability to obtain borrowed funds at what management believes are attractive rates. As noted, the amount of core demand deposits increased in proportion to total deposits.

Loans receivable, net of allowance for loan losses, was $1.22 billion at September 30, 2016 compared with $1.10 billion at September 30, 2015. Loan growth was driven primarily by the acquisition of ENB, and continued expansion of the Company’s indirect auto lending business in Scranton, Wilkes-Barre and other market areas.

Commercial real estate loans rose to $288.4 million at September 30, 2016 from $200.0 million at September 30, 2015, while commercial & industrial loans totals were $40.0 million at September 30, 2016 compared with $34.3 million at September 30, 2015. Strong performance and market expansion in indirect auto lending generated 19% growth from year-end 2015 to the close of 2016, as auto loans increased to $193.1 million from $162.2 million. Residential mortgage lending declined $13.9 million in 2016, reflecting continued soft housing demand in most of the Bank’s market areas.

The Company reported continuing sound asset quality measurements. Nonperforming assets were $22.0 million, or 1.24%, of total assets at September 30, 2016, and $22.7 million, or 1.41%, of total assets at September 30, 2015 and $23.5 million, or 1.33%, at June 30, 2016. Net loan charge-offs in fiscal fourth quarter 2016 were $1.1 million compared to $423,000 in fiscal fourth quarter 2015. Net loan charge-offs were $2.4 million for the year ended September 30, 2016 compared to $1.8 million for the same period in 2015. The allowance for loan losses was $9.1 million, or 0.74% of loans outstanding, at September 30, 2016 compared to $8.9 million, or 0.80% at September 30, 2015.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of approximately 8.78%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 8.60%.

Stockholders’ equity increased $5.1 million to $176.3 million at September 30, 2016, from $171.3 million at September 30, 2015. During the year ended September 30, 2016, the Company repurchased 22,700 shares at an average cost of $13.24 per share. Tangible book value per share at September 30, 2016 increased to $14.07, compared with $14.03 at September 30, 2015. The Company paid a quarterly cash dividend of $0.09 per share on September 30, 2016.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.77 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above, as well as risk factors disclosed in our Annual Report on Form 10-K (as supplemented by our quarterly reports on Form 10-Q) could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2016	September 30, 2015
	(dollars in thousands)
ASSETS
Cash and due from banks	$31,815	$15,905
Interest-bearing deposits with other institutions	11,843	2,853

Total cash and cash equivalents	43,658	18,758
Certificates of deposit	1,250	1,750
Investment securities available for sale	390,410	379,407
Loans receivable (net of allowance for loan losses of $9,056 and $8,919)	1,219,213	1,102,118
Regulatory stock, at cost	15,473	13,831
Premises and equipment, net	16,844	16,553
Bank-owned life insurance	36,593	30,655
Foreclosed real estate	2,659	2,480
Intangible assets, net	2,487	1,759
Goodwill	13,801	10,259
Deferred income taxes	11,885	11,149
Other assets	18,206	17,825

TOTAL ASSETS	$1,772,479	$1,606,544

LIABILITIES
Deposits	$1,214,820	$1,096,754
Short-term borrowings	129,460	91,339
Other borrowings	230,601	229,101
Advances by borrowers for taxes and insurance	4,956	4,273
Other liabilities	16,298	13,797

TOTAL LIABILITIES	1,596,135	1,435,264

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	181,900	182,295
Unallocated common stock held by the Employee Stock Ownership Plan	(9,174)	(9,627)
Retained earnings	87,638	83,658
Treasury stock, at cost	(82,369)	(82,832)
Accumulated other comprehensive loss	(1,832)	(2,395)

TOTAL STOCKHOLDERS’ EQUITY	176,344	171,280

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,772,479	$1,606,544

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2016	2015	2016	2015
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,328	$11,120	$49,084	$45,067
Investment securities:
Taxable	1,818	1,770	7,402	7,199
Exempt from federal income tax	298	244	1,074	965
Other investment income	225	189	806	948

Total interest income	14,669	13,323	58,366	54,179
INTEREST EXPENSE
Deposits	1,903	1,782	7,595	7,425
Short-term borrowings	274	107	658	431
Other borrowings	792	708	3,178	2,534

Total interest expense	2,969	2,597	11,431	10,390

NET INTEREST INCOME	11,700	10,726	46,935	43,789
Provision for loan losses	750	575	2,550	2,075

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,950	10,151	44,385	41,714

NONINTEREST INCOME
Service fees on deposit accounts	895	845	3,552	3,271
Services charges and fees on loans	327	289	1,176	1,152
Trust and investment fees	177	241	780	901
Gain on sale of investments, net	477	388	1,258	786
Earnings on Bank-owned life insurance	245	234	938	935
Insurance commissions	206	208	843	790
Other	66	28	236	61

Total noninterest income	2,393	2,233	8,783	7,896

NONINTEREST EXPENSE
Compensation and employee benefits	6,119	5,047	23,630	20,606
Occupancy and equipment	1,258	1,039	5,129	4,150
Professional fees	816	545	2,529	1,983
Data processing	964	883	3,960	3,449
Advertising	524	249	1,061	974
Federal Deposit Insurance Corporation Premiums	248	275	1,160	1,125
(Gain) loss on foreclosed real estate	(47)	19	27	(148)
Merger related costs	—	285	245	285
Amortization of intangible assets	174	151	762	637
Other	1,259	949	4,355	3,804

Total noninterest expense	11,315	9,442	42,858	36,865

Income before income taxes	2,028	2,942	10,310	12,745
Income taxes	499	636	2,583	2,954

Net Income	$1,529	$2,306	$7,727	$9,791

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2016	2015	2016	2015
Earnings per share:
Basic	$0.15	$0.22	$0.74	$0.94
Diluted	$0.14	$0.22	$0.73	$0.93

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2016	2015	2016	2015
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,763,741	$1,593,301	$1,732,496	$1,580,889
Total interest-earning assets	1,648,479	1,495,455	1,623,130	1,481,428
Total interest-bearing liabilities	1,421,228	1,299,855	1,397,068	1,301,650
Total stockholders’ equity	179,067	173,443	175,487	172,290
PER COMMON SHARE DATA:
Average shares outstanding – basic	10,456,404	10,426,195	10,398,489	10,454,456
Average shares outstanding – diluted	10,579,315	10,550,898	10,519,068	10,543,130
Book value shares	11,393,558	11,353,244	11,393,558	11,353,244
Net interest rate spread	2.75%	2.78%	2.81%	2.89%
Net interest margin	2.82%	2.85%	2.89%	2.96%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531